Exhibit 1

NOTICE OF ANNUAL GENERAL MEETING AND
INFORMATION CIRCULAR AND PROXY STATEMENT

With Respect to the
Annual General Meeting of Unitholders
to be Held on Friday, May 4, 2007

March 12, 2007

TABLE OF CONTENTS

NOTICE OF ANNUAL GENERAL MEETING OF UNITHOLDERS	i
INFORMATION CIRCULAR AND PROXY STATEMENT	1
Solicitation of Proxies	1
Notice to Beneficial Holders of Trust Units	1
Appointment and Revocation of Proxies	2
Exercise of Discretion by Proxies	2
Trust Units and Principal Holders of Trust Units	2
Quorum for the Meeting	3
General Information	3
MATTERS TO BE ACTED UPON AT THE MEETING	3
Presentation of Financial Statements	3
Nomination of Directors of EnerMark Inc.	3
Overview	3
Information Regarding Proposed Directors	3
Compensation of Directors	8
Appointment of Auditors	11
EXECUTIVE COMPENSATION	12
Compensation & Human Resources Committee's Report on Executive Compensation	12
Background and Summary Compensation Table	17
Trust Unit Rights Incentive Plan	18
Long-Term Incentive Plan	21
Restricted Trust Unit Awards	22
Employee Performance Incentive Plan	24
Executive Employment Agreements	24
Performance Graph	25
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	26
INDEBTEDNESS OF DIRECTORS AND OFFICERS	26
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	26
INTERESTS OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON	26
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	27
ADDITIONAL INFORMATION	33
OTHER MATTERS	33
NOTICE TO BENEFICIAL UNITHOLDERS	33
DIRECTORS' APPROVAL	33
SCHEDULE "A" - MANDATE OF THE BOARD OF DIRECTORS OF ENERMARK INC.	A-1

NOTICE TO UNITHOLDERS

Enerplus Resources Fund (the "Fund") has filed its audited annual consolidated statements for the year ended December 31, 2006 with the U.S. Securities Exchange Commission in its annual report on Form 40-F, available on the internet as an EDGAR filing at www.sec.gov, and with the Canadian securities regulatory authorities, available on the internet on the Fund's SEDAR profile at www.sedar.com. These financial statements are also available on the Fund's website at www.enerplus.com. Any securityholder of the Fund may receive a hard copy of the Fund's audited annual consolidated financial statements for the year ended December 31, 2006 and/or interim consolidated financial statements released throughout 2007 free of charge upon request to the Fund at Suite 3000, The Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta, Canada, T2P 2Z1, Attention: Investor Relations, or by telephone (1.800.319.6462) or email (investorrelations@enerplus.com).

NOTICE OF ANNUAL GENERAL MEETING OF UNITHOLDERS
To Be Held On
Friday, May 4, 2007

NOTICE IS HEREBY GIVEN that the annual general meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of ENERPLUS RESOURCES FUND (the "Fund") will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Friday, May 4, 2007 at 10:30 a.m. (Calgary time) for the following purposes:

1.	to receive the consolidated financial statements of the Fund for the year ended December 31, 2006, together with the auditors' report on those statements;

2.	to nominate the directors of EnerMark Inc.;

3.	to appoint the auditors of the Fund; and

4.	to transact any other business which may properly come before the Meeting.

The specific details of the matters proposed to be put before the Meeting and the text of certain of the resolutions proposed are set forth in the Information Circular and Proxy Statement that accompanies this Notice.

Every registered holder of Trust Units at the close of business on March 16, 2007 is entitled to receive notice of and vote their Trust Units at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

The quorum for this Meeting is two or more individuals present in person or by proxy representing at least 5% of the outstanding Trust Units.

If unable to attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying form of proxy or voting instruction form (each referred to as a "Form of Proxy") in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. To be used at the Meeting, the Form of Proxy must be received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company at P.O. Box 721, Agincourt, Ontario, M1S 0A1, not less than 24 hours (excluding Saturdays, Sundays or statutory holidays) before the Meeting or any adjournment(s) thereof. Further instructions with respect to attending the Meeting or voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta this 12th day of March, 2007.

By order of the Board of Directors of
ENERMARK INC., on behalf of
ENERPLUS RESOURCES FUND

"David A. McCoy"
David A. McCoy
Vice President, General Counsel
& Corporate Secretary

INFORMATION CIRCULAR AND PROXY STATEMENT

Solicitation of Proxies

This Information Circular and Proxy Statement (the "Information Circular") is furnished in connection with the solicitation of proxies by Enerplus Resources Fund (the "Fund" and, together with its subsidiaries, "Enerplus") for use at the annual general meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of the Fund to be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Friday, May 4, 2007, commencing at 10:30 a.m. (Calgary time) for the purposes set forth in the Notice of Annual General Meeting of Unitholders (the "Notice of Meeting") accompanying this Information Circular. Solicitation of proxies may be made through the mail, by telephone or in person by management of Enerplus, who will not be remunerated for such solicitations. The costs incurred in the solicitation of proxies and in the preparation and mailing of this Information Circular will be borne by Enerplus.

Notice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders of the Fund, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Fund as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If the Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Fund. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS Clearing and Depository for Services Inc. or its nominee, CDS & Co., which acts as nominee for many Canadian brokerage firms, and in the United States the vast majority of such Trust Units are registered under the name of The Depository Trust Company or its nominee, Cede & Co., which acts as nominee for many U.S. brokerage firms. Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the brokers/nominees are prohibited from voting Trust Units for their clients. Enerplus does not know for whose benefit the Trust Units registered in the name of CDS & Co. or Cede & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of securityholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications ("ADP"). ADP typically mails a scannable "voting instruction form" in lieu of the form of proxy. Beneficial Unitholders are requested to complete and return the voting instruction form to ADP by mail or facsimile. Alternatively, Beneficial Unitholders can call a toll-free telephone number or access ADP's dedicated voting website (each as noted on the voting instruction form) to deliver their voting instructions and vote the Trust Units held by them. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting as the voting instruction form must be returned as directed by ADP well in advance of the Meeting in order to have the Trust Units voted. Beneficial Unitolders who receive forms of proxies or voting materials from organizations other than ADP should complete and return such forms of proxies or voting materials in accordance with the instructions on such materials in order to properly vote their Trust Units at the Meeting.

Beneficial Unitholders who intend to attend the Meeting in person should read "Appointment and Revocation of Proxies" below.

Appointment and Revocation of Proxies

A form of proxy or voting instruction form (each referred to as a "Form of Proxy") accompanies the Notice of Meeting and this Information Circular. The persons named in the Form of Proxy are officers of EnerMark Inc. ("EnerMark") an indirect wholly-owned subsidiary of the Fund. A person or corporation submitting the proxy has the right to appoint a person (who does not have to be a Unitholder) to be their representative at the Meeting, other than the persons designated in the Form of Proxy furnished by Enerplus. Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. If they cannot attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. A Form of Proxy will not be valid unless it is completed and received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1, at least 24 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or any adjournment(s) thereof or to the Chairman at the Meeting.

A Unitholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Unitholder (or by an attorney duly authorized in writing) or, if such Unitholder is a corporation, by any duly authorized officer or attorney of the corporation, either at the offices of CIBC Mellon Trust Company described above at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment(s) thereof, or with the Chairman of the Meeting on the day thereof or any adjournment(s) thereof.

Exercise of Discretion by Proxies

The persons named in the enclosed Form of Proxy will, if the instructions are clear, vote the Trust Units represented by that Form of Proxy, and where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, the Trust Units will be voted in accordance with those instructions. If no specification has been made in any Forms of Proxy received by Enerplus, the Trust Units represented by those Forms of Proxy will be voted FOR each matter for which no specification has been made.

The enclosed Form of Proxy confers discretionary authority on the persons appointed with respect to amendments or variations of matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. At the time of printing this Information Circular, management of Enerplus is not aware of any such amendments, variations or other matters.

Trust Units and Principal Holders of Trust Units

The Fund's Trust Units are listed on the Toronto Stock Exchange (the "TSX") under the symbol "ERF.UN" and on the New York Stock Exchange (the "NYSE") under the symbol "ERF". As at March 8, 2007, there were 123,362,345 Trust Units issued and outstanding. The registered holders of Trust Units at the close of business on March 16, 2007 are entitled to attend and vote at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date shall be entitled to vote at the Meeting or any adjournment thereof.

To the best of the knowledge of the directors and executive officers of Enerplus, no person beneficially owns, directly or indirectly, or exercises control or direction over, Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units which may be voted at the Meeting. The information as to Trust Units beneficially owned, not being within the knowledge of Enerplus, has been derived from sources available to Enerplus.

Quorum for the Meeting

At the Meeting, a quorum shall consist of two or more individuals present in person either holding personally or representing as proxies not less than 5% of the issued and outstanding Trust Units. If a quorum is not present at the Meeting within one-half hour after the time fixed for the holding of the Meeting, it shall stand adjourned to such day being not less than one day later and to such place and time as may be appointed by the Chairman of the Meeting. At such meeting, the Unitholders present either personally or by proxy shall form a quorum, and any business may be brought before or dealt with at such an adjourned meeting which might have been brought before or dealt with at the original Meeting in accordance with the accompanying Notice of Meeting.

General Information

Unless expressly stated otherwise, all dollar amounts and references to "$" in this Information Circular are in Canadian dollars.

MATTERS TO BE ACTED UPON AT THE MEETING

1.        Presentation of Financial Statements

The consolidated financial statements of the Fund for the year ended December 31, 2006, together with the auditors' report on those statements, have been included in the Fund's 2006 Annual Report and have been mailed to the Unitholders who have requested such materials together with this Information Circular. A copy of these financial statements is also available through the internet on the Fund's SEDAR profile at www.sedar.com on EDGAR at www.sec.gov, and on the Fund's website at www.enerplus.com. See "Notice to Unitholders" on the inside cover of this Information Circular.

2.        Nomination of Directors of EnerMark Inc.

Overview

The Board of Directors of EnerMark (the "Board of Directors" or the "Board") is responsible for the governance and the administration of the business and affairs of Enerplus. Pursuant to the governing documents of Enerplus, the Unitholders are entitled to nominate the directors of EnerMark, following which the Fund, as the indirect holder of all of the shares of EnerMark, will vote those shares to elect the directors that have been nominated by the Unitholders. The term of office for each director is from the date at which he or she is elected until the next annual meeting of Unitholders or until a successor is elected or appointed. At the Meeting, a total of nine individuals are proposed to be nominated by the Unitholders as directors of EnerMark, each of whom is "independent" within the meaning of National Policy 58-201 - Corporate Governance Guidelines adopted by the Canadian Securities Administrators and within the meaning of the NYSE rules, with the exception of Gordon J. Kerr, who is the President & Chief Executive Officer of EnerMark.

The nomination of the directors of EnerMark will be effected by an ordinary resolution requiring the approval of more than 50% of the votes cast in respect of the resolution by or on behalf of Unitholders present in person or represented by proxy at the Meeting. It is the intention of the persons named in the enclosed Form of Proxy, if not directed to the contrary in the Form of Proxy, to vote those proxies in favour of the nomination of the persons specified below. Management does not contemplate that any of the nominees will be unable to serve as a director, but should that circumstance arise for any reason prior to the Meeting, the persons named in the enclosed Form of Proxy reserve the right to vote for another nominee at their discretion.

Information Regarding Proposed Directors

Set forth below is certain information regarding each of the nine nominees as directors of EnerMark. The numbers of Trust Units and Incentive Rights to acquire Trust Units (as defined and described under "Executive Compensation - Trust Unit Rights Incentive Plan" below) held by each proposed director are as of March 8, 2007 and are provided by each individual nominee, such information not being within the knowledge of Enerplus.

Douglas R. Martin(1) B.A., MBA, C.A. Calgary, Alberta, Canada Age: 62 Director since September 2000 Independent Director Trust Units: 6,528 Trust Unit Incentive Rights: Nil
Mr. Martin, the Chairman of the Board of Directors of EnerMark, has been President of Charles Avenue Capital Corp., a private merchant banking company, since April 2000. From 1993 until 2000, Mr. Martin was Chairman and Chief Financial Officer of Pursuit Resources Corp., a public oil and gas corporation that was acquired by EnerMark Income Fund (a predecessor of Enerplus) in April 2000. From 1972 until 1993, Mr. Martin held positions of increasing importance with N.M. Davis Corp., Dome Petroleum Ltd. and Interhome Energy Inc. (now Enbridge Inc.), and was the Senior Vice President and Chief Financial Officer of Coho Energy Inc. from 1989 until 1993. Mr. Martin graduated from the University of Toronto in 1966 with a B.A. in Political Science, and received his Chartered Accountant designation from the Ontario Institute of Chartered Accountants in 1969. He also graduated with Honours from York University in 1972 with an MBA in Finance.

Board and Committee Participation(2)	Meetings Attended During Fiscal 2006
Board of Directors (Chairman)	10/10	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Rival Energy Ltd. (TSX Venture Exchange)	Audit Committee
Canoro Resources Ltd. (TSX Venture Exchange)	Audit Committee (Chair), Reserves Committee, Compensation & Governance Committee

Edwin V. Dodge B.Eng. (Civil), MBA Vancouver, British Columbia, Canada Age: 63 Director since May 2004 Independent Director Trust Units: 5,000 Trust Unit Incentive Rights: Nil
Mr. Dodge is currently a corporate director following a 35 year career with Canadian Pacific Railway Limited ("CPR", a Canadian national rail carrier), where he was Chief Operating Officer from 2001 until his retirement in March 2004. Prior to 2001, Mr. Dodge held other senior roles with CPR including Executive Vice President of Operations for Canada and the U.S., as well as Chief Executive Officer of a Minneapolis-based railroad. Mr. Dodge holds a Civil Engineering degree and an MBA from the University of Western Ontario.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	9/10	90%
Corporate Governance & Nominating Committee	3/3	100%
Compensation & Human Resources Committee	6/6	100%
Environment, Health & Safety Committee	2/2	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Nil	Nil

Gordon J. Kerr B.Comm., C.A. Calgary, Alberta, Canada Age: 53 Director since May 2001 Non-Independent Director Trust Units: 53,572 Trust Unit Incentive Rights: 148,200
Mr. Kerr has been the President & Chief Executive Officer of Enerplus since May 2001. Mr. Kerr commenced employment with Enerplus and its predecessors in 1996, holding positions of increasing responsibility including the positions of Chief Financial Officer and Executive Vice President. Mr. Kerr commenced employment in the oil and gas industry in 1979 and held various positions with Petromark Minerals Ltd., Bluesky Oil & Gas Ltd. and Bluesky's successor, Mark Resources Inc., ultimately holding the position of Vice President Finance, Chief Financial Officer and Corporate Secretary until Mark’s reorganization into EnerMark Income Fund (a predecessor of Enerplus) in 1996. Mr. Kerr graduated from the University of Calgary in 1976 with a Bachelor of Commerce degree. He received a Chartered Accountant designation and was admitted as a member of the Institute of Chartered Accountants of Alberta in 1979.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Nil	Nil

Robert L. Normand(3) DSC, C.A. Rosemere, Québec, Canada Age: 67 Director since March 1998 Independent Director Trust Units: 4,760 Trust Unit Incentive Rights: Nil
Mr. Normand is a corporate director and has served as a director of several private and public corporations operating in various fields of the economy. In addition to serving as a director of the public companies listed below, he is presently a director of Greenfield Ethanol Inc. (a private manufacturing company). Mr. Normand acted as an external auditor for Richter Usher & Vineber and Coopers & Lybrand until 1968 and held accounting responsibilities with two companies before joining Gaz Métropolitain late in 1972 as Assistant Chief Financial Officer. Mr. Normand ultimately held the position of Chief Financial Officer from 1980 until his retirement in 1997. Mr. Normand graduated from l’École des Hautes Études Commerciales (Université de Montréal) in 1966 (dec. commercial science), received a Chartered Accountant designation and became a member of the Québec Institute of Chartered Accountants the same year. Mr. Normand was President of the Financial Executives Institute Canada in 1992, Vice President U.S. in 1993 and is an active member of the Montréal Chapter. He is also a member of the Institute of Corporate Directors.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Audit & Risk Management Committee (Chairman)	4/4	100%
Compensation & Human Resources Committee	6/6	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Quebecor World Inc. (TSX, NYSE) Aurizon Mines Ltd. (TSX, AMEX) ING Canada Inc. (TSX) Sportscene Group Inc. (TSX Venture Exchange)	Audit Committee & Pension Committee Audit Committee (Chairman) Audit & Risk Review Committee Audit Committee (Chairman)

Glen D. Roane B.A., MBA Canmore, Alberta, Canada Age: 50 Director since June 2004 Independent Director Trust Units: 4,000 Trust Unit Incentive Rights: Nil
Mr. Roane is a corporate director and, in addition to those entities listed below for which he currently serves as a director, has served as a board member of many TSX-listed companies, including Repap Enterprises Inc., Ranchero Energy Inc., Forte Resources Inc., Valiant Energy Inc., Maxx Petroleum Ltd. and NQL Energy Services Inc., since his retirement from TD Asset Management Inc., a subsidiary of The Toronto-Dominion Bank (a publicly traded Canadian chartered bank) in 1997. Mr. Roane spent almost 20 years in the Canadian financial services industry, working in increasingly senior roles in corporate banking, investment banking and the management of investments in marketable securities. In addition to serving as a director of the public entities listed below, Mr. Roane is the Chairman of the board of directors of Flexpipe Systems Inc., a private energy services company. Mr. Roane holds a Bachelor of Arts and an MBA from Queen's University in Kingston, Ontario.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	8/10	80%
Audit & Risk Management Committee	4/4	100%
Compensation & Human Resources Committee (Chairman)	6/6	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Destiny Resource Services Corp. (TSX) Badger Income Fund (TSX)	Audit Committee Compensation & Governance Committee Audit Committee (Chairman)

W.C. (Mike) Seth B.A. Sc. Calgary, Alberta, Canada Age: 66 Director since August 2005 Independent Director Trust Units: 4,000 Trust Unit Incentive Rights: Nil
Mr. Seth has been the President of Seth Consultants Ltd. (a private consulting firm) since June 2006. From July 2005 to June 2006, Mr. Seth was the Chairman of McDaniel & Associates Consultants Ltd. ("McDaniel"), a Calgary-based petroleum engineering and geological consulting firm. Prior to his appointment as Chairman, Mr. Seth was the President and Managing Director of McDaniel since 1989. Mr. Seth holds a B.A. Sc. Mechanical Engineering from the University of British Columbia.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Corporate Governance & Nomination Committee	3/3	100%
Reserves Committee	3/3	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Triton Energy Corp. (TSX Venture Exchange) Corridor Resources Inc. (TSX) Connacher Oil and Gas Limited (TSX)	Reserves Committee (Chairman), Audit Committee Reserves Committee (Chairman) Reserves Committee (Chairman), Audit Committee, Health, Safety & Environment Committee
Redcliffe Energy Ltd. (TSX Venture Exchange)	Reserves Committee (Chairman), Audit Committee

Donald T. West B.Sc. Calgary, Alberta, Canada Age: 69 Director since April 2003 Independent Director Trust Units: 3,220 Trust Unit Incentive Rights: 10,000
Mr. West is a businessman who has 40 years of experience in the Canadian and international oil and gas industry. He began his career as a Geophysicist with Mobil Oil Canada in 1960 before becoming Chief Geophysicist at each of Great Plains Development in 1973 and Pacific Petroleum in 1975. Mr. West commenced employment with Total Petroleum N.A. in 1979 where he held various positions of increasing responsibility including Vice President Exploration and Senior Vice President. He ultimately held the position of President and Chief Executive Officer of Total Petroleum Canada Ltd. and its successor Rigel Energy Corporation until his retirement in 1999. Mr. West is a member of the Canadian Society of Exploration Geophysicists and the Society of Exploration Geophysicists and, in addition to being a director of the public companies listed below, is a director of Connaught Energy Limited (a private oil and gas company). Mr. West holds a Bachelor of Science degree in Geology and Physics from the University of British Columbia.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Reserves Committee	3/3	100%
Environment, Health & Safety Committee (Chairman)	2/2	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Pulse Data Inc. (TSX)	Compensation Committee (Chairman) Corporate Governance Committee Environmental, Health & Safety Committee (Chairman)

Harry B. Wheeler B.A., B.Sc. Calgary, Alberta, Canada Age: 69 Director since January 2001 Independent Director Trust Units: 227,791 Trust Unit Incentive Rights: 3,300
Mr. Wheeler has been the President of Colchester Investments Ltd., a private investment firm, since 2000. From 1962 to 1966, Mr. Wheeler worked with Mobil Oil in Canada and Libya and from 1967 to 1972 was employed by International Resources Ltd., in London, England and Denver, Colorado. He was a Director of Quintette Coal Ltd., Vice President of Amalgamated Bonanza Petroleum Ltd. and operator of his private company before founding Cabre Exploration Ltd. ("Cabre"), a public oil and gas company, in 1980. Mr. Wheeler was Chairman of Cabre until it was acquired by EnerMark Income Fund (a predecessor of Enerplus) in December 2000. Mr. Wheeler is currently a director of the Alberta Motor Association and its subsidiary, Bridgewater Bank. Mr. Wheeler graduated from the University of British Columbia in 1962 with a degree in Geology.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Audit & Risk Management Committee	4/4	100%
Reserves Committee (Chairman)	3/3	100%
Other Public Board Directorships	Other Public Board Committee Memberships
Nil	Nil

  - -

Robert L. Zorich(4) B.A., M.A. (Distinction) Houston, Texas, U.S.A. Age: 57 Director since January 2001 Independent Director Trust Units: 9,453 Trust Unit Incentive Rights: Nil
Mr. Zorich is a co-founder and has been the Managing Director of EnCap Investments L.P. ("EnCap"), a private firm which provides equity financing to the oil and gas industry, since 1988. Prior to the formation of EnCap in 1988, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, a large, privately-held pension fund manager. Prior to joining Trust Company of the West in September 1986, Mr. Zorich co-founded MAZE Exploration, Inc., serving as its Co-Chief Executive Officer. During the first seven years of his career, Mr. Zorich was employed by Republic Bank Dallas as a Vice President and Division Manager in the Energy Department. Approximately half of his tenure with Republic was spent managing the bank’s energy office in London, where he assembled a number of major project financings for development in the North Sea. Mr. Zorich received his B.A. in Economics from the University of California at Santa Barbara in 1971. He also received a Masters Degree in International Management (with distinction) in 1974 from the American Graduate School of International Management in Phoenix, Arizona.

Board and Committee Participation	Meetings Attended During Fiscal 2006
Board of Directors	10/10	100%
Corporate Governance & Nomination Committee (Chairman)	3/3	100%
Environment, Health & Safety Committee	1/2	50%
Other Public Board Directorships	Other Public Board Committee Memberships
TODCO (NYSE) GFI Oil & Gas Corp. (TSX Venture Exchange)	Audit Committee, Corporate Governance Committee N/A

Notes:
(1)
From 1991 to 2000, Mr. Martin was director of Coho Energy, Inc. ("Coho"), an oil and natural gas corporation that was listed on the TSX and NASDAQ. In 1999, Coho filed for protection under United States federal bankruptcy law, from which it was released in April, 2000. The directors of Coho were not held responsible for any actions. Mr. Martin resigned as a director of Coho in April of 2000.

(2)
As Chairman of the Board of Directors, Mr. Martin is not a member of any Board committee. However, he may attend and participate in any Board committee meeting in an ex officio capacity. Mr. Martin is not compensated for attendance at Board committee meetings.

(3)
Mr. Normand served as a director of Concert Industries Ltd. ("Concert") when it and its Canadian operating subsidiaries announced on August 5, 2003 that it had filed for protection under the Companies' Creditors Arrangement Act ("CCAA"). Concert was restructured and a plan of compromise and arrangement for its operating subsidiaries was approved in December 2004 allowing them to emerge from the CCAA proceedings. Mr. Normand no longer serves as a director of Concert.

(4)
In late 1997, Mr. Zorich was appointed to the board of directors of Benz Energy Inc. ("Benz"), a Vancouver Stock Exchange (later the Canadian Venture Exchange and now the TSX Venture Exchange) listed company at the time, as a representative of Mr. Zorich's employer, EnCap Investments L.P., which had provided certain financing to Benz. On November 8, 2000, Benz, together with its wholly-owned subsidiary, Texstar Petroleum Inc., jointly filed a petition for protection under United States federal bankruptcy law, and on January 19, 2001, the shares of Benz were made subject to a cease trade order by the Alberta Securities Commission and suspended from trading on the Canadian Venture Exchange Inc. for failing to file required financial information.

Compensation of Directors

Fees and Retainers

In 2006, each of the eight independent directors of EnerMark were paid an annual cash retainer of $35,000, other than the Chairman of the Board of Directors who was paid an annual retainer of $175,000 of which 68% was paid in cash and 32% was paid in Trust Units of the Fund. In addition, those directors acting as Chairman of a committee received an additional annual retainer of $10,000, except for the Chairman of the Audit & Risk Management Committee who received an annual retainer of $20,000. All the independent directors received $1,500 for each meeting of the Board of Directors or any committee thereof which they attended, except for the Chairman of the Board of Directors who only receives such meeting fees for Board of Director meetings attended. Directors were also reimbursed for travel expenses related to their attendance at meetings. In 2006, Enerplus paid a total of $420,000 to the independent directors for their annual retainers and a total of $195,000 to the independent directors for their attendance at meetings. Mr. Gordon J. Kerr, the President & Chief Executive Officer of EnerMark, does not receive any retainers or fees in respect of his role as a director of EnerMark.

Trust Unit Ownership Requirement

In order to further align the directors' interests with those of Unitholders, directors are required to have personal holdings of at least 3,000 Trust Units by the later of January 1, 2009 or within five years of their appointment. In order to facilitate this objective, Enerplus has implemented a Director Unit Plan whereby, on an annual basis, Enerplus will purchase Trust Units on the TSX for payment to the independent directors. On

January 4, 2006, each of the independent directors received 1,000 Trust Units of the Fund, at the then market price of $56.45 per Trust Unit (although in some cases the director elected to receive a lower number of Trust Units, reflecting the net amount paid after withholding tax). Mr. Gordon J. Kerr, the President & Chief Executive Officer of EnerMark, does not receive payments of Trust Units in respect of his role as a director of EnerMark.

2006 Summary Compensation Table

The following table summarized the aggregate compensation paid to each of the eight independent directors of EnerMark in 2006:

2006 Independent Directors Summary Compensation Table

Name	Board Annual Retainer ($)	Committee Chair Annual Retainers ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Trust Unit Payments(2) ($)	Total 2006 Compensation ($)
Edwin Dodge	35,000	N/A	13,500	16,500	56,449	121,449
Douglas R. Martin	175,000(1)	N/A	15,000	N/A	Nil(1)	190,000
Robert Normand	35,000	20,000	15,000	15,000	56,449	141,449
Glen D. Roane	35,000	10,000	12,000	15,000	56,449	128,449
W.C. (Mike) Seth	35,000	N/A	15,000	9,000	56,449	115,449
Donald T. West	35,000	10,000	15,000	7,500	56,449	123,949
Harry B. Wheeler	35,000	10,000	15,000	10,500	56,449	126,949
Robert L. Zorich	35,000	10,000	15,000	6,000	56,449	122,449

Notes:
(1)
Mr. Martin, the Chairman of the Board, elected to receive $56,449 (32%) of his $175,000 annual retainer in the form of 1,000 Trust Units purchased by Enerplus on the TSX on his behalf at an average price of $56.45 per Trust Unit.

(2)	Represents 1,000 Trust Units purchased by Enerplus on the TSX on behalf of each director at a price of $56.45 per Trust Unit.

Trust Unit Incentive Rights

EnerMark's independent directors did not receive any grants of Incentive Rights under the Fund's Trust Unit Rights Incentive Plan in 2006, and have not since June 6, 2003. The following table sets out, for the four independent directors of EnerMark who held Incentive Rights (or their equivalent) during 2006, (i) the value of all Incentive Rights exercised during the financial year ended December 31, 2006, calculated as the difference between the closing price of the Trust Units on the TSX on the date of exercise and the exercise price of the Incentive Rights at the time of exercise, and (ii) the number and value of unexercised Incentive Rights as at December 31, 2006 calculated as the difference between the $50.68 closing price of the Trust Units on the TSX on December 29, 2006 (the last trading day on the TSX in 2006) and the exercise price of the Incentive Rights at December 31, 2006 (assuming the holder of the Incentive Rights has elected to utilize the reduced exercise price).

Aggregated Trust Unit Incentive Rights Exercised
During the Most Recently Completed Financial Year
and Financial Year-End Value of Incentive Rights

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Incentive Rights at Year-End (Exercisable / Unexercisable) (#)	Value of Unexercised in-the-Money Incentive Rights at Year-End (Exercisable / Unexercisable) ($)
Douglas R. Martin	1,650	54,483	Nil / Nil	Nil / Nil
Donald T. West	Nil	Nil	10,000 / Nil	229,300 / Nil
Harry B. Wheeler	1,700	45,577	3,300 / Nil	100,155 / Nil
Robert L. Zorich(1)	N/A	56,245	Nil / Nil	Nil / Nil

Note:
(1)
Mr. Zorich, as a U.S. resident, is entitled to receive cash-based compensation which mirrors what he otherwise would have received as a grant of Incentive Rights under the Fund's Trust Unit Rights Incentive Plan on June 6, 2003. In 2006, Mr. Zorich received $56,161 in cash, which is equivalent to the in-the-money amount he would have been eligible to receive on the exercise of 1,667 Incentive Rights. There are no further entitlements outstanding to Mr. Zorich under this arrangement.

Amendments to Director Compensation

During 2006, the Corporate Governance & Nominating Committee of the Board engaged an independent consultant to review the director compensation practices of EnerMark and advise the Committee if changes were warranted. Following receipt of the results of that review, the Committee made a recommendation to the Board and the Board approved the following amendments effective April 1, 2007: (i) the annual retainer for the Chairman of the Board will be changed from a payment of $175,000 to a cash payment of $120,000 and an annual entitlement to receive 2,600 Trust Units; (ii) each director, other than the Chairman, will annually receive 1,300 Trust Units (instead of the current 1,000 Trust Units per director), to be paid on the first day of each calendar year; and (iii) each director will be required to hold 5,000 Trust Units within four years of their election to the Board (as compared to the current requirement to hold 3,000 Trust Units within five years of their election to the Board). All Trust Units granted to directors will continue to be purchased by Enerplus on the TSX and will not be issued from treasury.

3.      Appointment of Auditors

At the Meeting, Unitholders will be asked to appoint Deloitte & Touche LLP, Independent Registered Chartered Accountants ("Deloitte & Touche"), as auditors of the Fund until the next annual general meeting of Unitholders at a remuneration to be fixed by the directors of EnerMark upon the recommendation of EnerMark's Audit & Risk Management Committee. Deloitte & Touche are currently the auditors of the Fund and were first appointed auditors of the Fund effective July 3, 2002.

The appointment of the auditors will be effected by an ordinary resolution requiring the approval of more than 50% of the votes cast in respect of the resolution by or on behalf of Unitholders present in person or represented by proxy at the Meeting.

The fees paid by Enerplus to Deloitte & Touche for professional services rendered in the Fund's last two fiscal years are as follows:

	2006	2005
	(in $ thousands)
Audit fees(1)	$763.9	$409.2
Audit-related fees(2)	-	-
Tax fees(3)	1,211.3	138.5
All other fees(4)	-	-
	$1,975.2	$547.7
Notes:
(1) Audit fees were for professional services rendered by Deloitte & Touche for the audit of the Fund's annual financial statements and reviews of the Fund's quarterly financial statements, as well as services provided in connection with statutory and regulatory filings or engagements.
(2) Audit-related fees are for assurance and related services reasonably related to the performance of the audit or review of the Fund's financial statements and not reported under "Audit fees" above.
(3) Tax fees were for tax compliance, tax advice and tax planning. The fees were for services performed by the Fund's auditors' tax division except those tax services related to the audit.
(4) All other fees are fees for products and services provided by the Fund's auditors other than those described as "Audit fees", "Audit-related fees" and "Tax fees".

Certain information regarding the Fund's Audit & Risk Management Committee is contained in this Information Circular under the heading "Statement of Corporate Governance Practices - Audit & Risk Management Committee". Additionally, certain information regarding the Fund's Audit & Risk Management Committee that is required to be disclosed in accordance with Multilateral Instrument 52-110 of the Canadian Securities Administrators is contained in the Fund's annual information form for the year ended December 31, 2006, an electronic copy of which is available on the internet on the Fund's SEDAR profile at www.sedar.com, in the Fund's annual report on Form 40-F filed on EDGAR at www.sec.gov, and on the Fund's website at www.enerplus.com.

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee's Report on Executive Compensation

Composition of the Compensation & Human Resources Committee

The Board of Directors of EnerMark has a Compensation & Human Resources Committee (the "Compensation Committee" or the "Committee") which is responsible for establishing and overseeing the administration of Enerplus' executive compensation program. The Compensation & Human Resources Committee consists of Glen D. Roane, as Chairman, Robert L. Normand and Edwin V. Dodge, each of whom is an independent director of EnerMark.

Compensation Philosophy

The Committee, among other responsibilities, makes recommendations to the Board of Directors regarding the appropriate levels and structures of executive compensation to meet the following objectives:

•	to establish compensation practices for the executives that are competitive with industry peers;
•	to provide appropriate incentive rewards to executives on a basis consistent with and in the best interests of the Unitholders; and
•	to attract and retain executives in the organization for the benefit of the Unitholders.

The Committee has engaged the services of independent compensation consultants to assist in the design and assessment of the current executive compensation structure. The Committee met six times during 2006 to carry out its duties. The Committee considered comparative compensation data derived from peer groups of oil and gas companies and the comparisons were based on data provided by external compensation surveys provided by independent compensation consultants.

The compensation structure of the Fund consists of salary, benefits, short-term incentive programs and long-term incentive programs. With respect to salaries and benefits, the objective of the Fund's compensation philosophy is that aggregate executive salaries and benefits should be set at competitive levels, relative to individual skill sets, expertise and the Fund's peer group. Based on the Fund achieving top quartile performance of the annual objectives relative to the peer group, the Fund's total executive compensation will be targeted to levels approximating the top quartile of the peer group's total annual compensation. The Fund has adopted a strong commitment to a "pay for performance" philosophy throughout the organization and this approach will be reflected in appropriate differentiation in annual grants of short-term incentives and long-term incentives provided to individual members of the executive team. Further, the Fund considers carefully the mix between short-term compensation and long-term compensation granted to the executive with particular concern for the retention features of any long-term incentives granted as well as the alignment of the interests of the executives to those of the Unitholders of the Fund. All components of executive compensation including base salary, benefits, short-term incentives and long-term incentives are reviewed by the Committee annually to ensure that the above-stated objectives of the plan are met.

The Fund's compensation structure includes a short-term incentive plan, or annual bonus plan, which offers performance based incentives relative to the achievement of certain annual objectives. The plan is based on the premise of pay for performance, where performance is measured on a comparable basis to other industry peers. The short-term incentives are paid annually and are based on an evaluation of the Fund's prior year performance. Comparisons are made to performance targets specific to corporate operational goals as well as to performance metrics relative to an oil and gas royalty trust peer group (the "Trust Peer Group"). The Trust Peer Group is comprised of the eight largest publicly traded oil and gas trusts, including the Fund, as measured by market capitalization assessed at the beginning of a particular measurement period. These metrics include relative return and total return as compared to the Trust Peer Group. The performance metrics are weighted and considered relative to the Fund's fundamental goal of value creation for its Unitholders. The Board of Directors has the discretion to adjust the final performance factors when considering other qualitative factors relative to building longer-term value for the Fund's Unitholders.

Below is a summary of the performance metrics and the relative weighting of the metrics used to determine the annual short-term incentive:

Performance Metric     Weighting
Total return      one-third
Performance relative to Trust Peer Group   one-third
Execution of strategic and operational goals
and long-term value creation                                one-third

The final component of the Fund's compensation program is long-term incentives. The Fund's long-term incentive plan consists of (i) performance based notional unit grants through the Executive Full Value Unit Plan (the "FVUP"), (ii) rights to acquire Trust Units granted under the Trust Unit Rights Incentive Plan (the "Incentive Plan"), (iii) grants of notional restricted Trust Units ("Restricted Units"), and (iv) in certain circumstances, awards granted under the Employee Performance Incentive Plan ("EPIP"), all of which are described in detail in subsequent sections of this Information Circular which contain a description of these plans and disclose historical grants of all long-term incentives to Named Executive Officers of Enerplus (as defined under "-- Background and Summary Compensation Table" below). The Committee's objective is to provide grants of long-term incentives to the executives at levels designed to be competitive with the comparative peer group, and to provide top quartile long-term incentive compensation when top quartile corporate and personal results are achieved based on overall assessment of the President & Chief Executive Officer (the "CEO") and the Board.

The FVUP rewards are based on total return and relative performance over a three year period relative to the Trust Peer Group. This plan assists the Fund in aligning executive long-term compensation with the Fund's overall long-term performance and in retaining the executive. As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times matching of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment. For additional details, see "-- Long-Term Incentive Plan" below.

The Incentive Plan provides for annual grants of rights to purchase Trust Units for executives and all eligible employees of the Fund. These rights vest no earlier than one year following the grant date and over a period of three years, expiring at the end of the third year following the year in which the rights vest. The Incentive Plan is described in more detail under "-- Trust Unit Rights Incentive Plan" below, where a description of the plan and the grants, exercise price and expiration dates of rights granted to Named Executive Officers are disclosed.

Restricted Units have been awarded to individuals as an incentive for the purpose of retaining key skill sets to ensure the continued high performance of the Fund. In 2007, Restricted Units were awarded to certain executive officers of Enerplus, including all five Named Executive Officers, that formed part of such executives' 2006 bonuses. These Restricted Units will vest and be paid on December 31, 2008 in the case of one Named Executive Officer and December 31, 2009 for the remaining four Named Executive Officers, provided that, subject to certain exceptions, the recipient continues to be an employee of Enerplus at that time. For additional details on these awards, see "-- Restricted Trust Unit Awards" below.

An award was made to Mr. Hammond under the EPIP at the time he was hired as an officer of Enerplus in July 2005, one-half of which vested and was paid on June 30, 2006 and the remaining one-half of which will vest and be paid on June 30, 2007 provided, generally, that Mr. Hammond continues to be an employee of Enerplus at that time. For additional details, see "-- Employee Performance Incentive Plan" below.

The Fund has in place a guideline for minimum ownership levels of Trust Units for the executive team. Over a three year period, following the initial vesting of the executives' FVUP, each executive will be required to hold Trust Units at a minimum level of 100% of salary for Vice Presidents, 200% of salary for Senior Vice Presidents and 300% of salary for the CEO.

The Compensation Committee engages Mercer Human Resource Consulting ("Mercer") to provide specific support to it in determining compensation for the Fund's employees and executives. This support to the Committee has consisted of (i) the provision of general market observations with respect to market trends and issues, (ii) the provision of benchmark market data, and (iii) attendance at all Committee meetings in 2006. The decisions made by the Compensation Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. During 2006, Mercer's fees as a Committee advisor totalled approximately $120,000. In addition, Mercer provided consulting services to management with respect to alternative employee and executive compensation programs and provided guidance with respect to current market pay practices. Mercer was paid approximately $61,000 for these services. The Committee is aware of and consents to the engagement of its advisor by management for the purposes of providing general assistance on various matters as they may arise.  However, both management and Mercer are cognizant that Mercer, as the Committee's advisor, is prevented from undertaking any management assignments that could compromise its independent status.  In an effort to enforce this principle, the Committee requires management to seek its approval prior to engaging its advisor.  Further, the Committee reviews the advisor's fees on an annual basis to ensure that the fees earned by the advisor as a consultant to management are not disproportionate to those earned in its capacity as advisor to the Committee.

Actions and Recommendations of the Compensation Committee in 2006

Salary

As a result of the 2006 compensation review, the Committee recommended, and in July 2006 the Board approved, increases to the base salaries of the executive team other than the CEO, which on average resulted in a 9.7% increase in the salary levels that had been in effect since July 1, 2005. The base salary of the CEO was determined to be competitive relative to market comparables and rather than a salary increase the CEO was provided with the option to utilize the services of a financial advisor at the expense of the Fund. All salary increases were made effective July 1, 2006.

Benefits

Changes to the Fund's contributions to the Employee Savings Plan that were approved in 2005 were implemented in 2006, which resulted in a 4% increase in the cost of 2006 benefits for all employees including the executive team.

Short-Term Incentives (Annual Bonus Plan)

For the fourth year in a row, the Fund ranked in the top quartile relative to the Trust Peer Group on a three-year average total return (being the relative return performance factor) as calculated under the FVUP. Relative performance for 2006 was second in the Trust Peer Group and third for the three-year period. Performance in the operational metrics met or exceeded targets. Other non-quantitative measures were considered, including proactive initiatives undertaken by the Fund in 2006 to create long-term value for the Fund.

For 2006, the Board determined that the overall performance of the Fund was consistent with 2005, and the final performance rating approved reflected this performance. This performance rating considered all of the quantitative and qualitative factors outlined above in arriving at its determination. This rating reflects the Fund's strong quantitative results relative to Trust Peer Group both based on a three year and a one year reference period.

Based upon the performance rating approved by the Board, the Compensation Committee recommended and the Board approved bonus payments to its entire executive team for 2006 totalling $2,900,000 compared to $2,882,000 for 2005. The individual bonus awards made to the Named Executive Officers and their relationship to bonus awards granted in the two preceding years are outlined in the Summary Compensation Table located under the heading "-- Background and Summary Compensation Table" below. The Compensation Committee allocated bonus awards in the form of cash and Restricted Unit awards. The Restricted Units awarded to certain of the Named Executive Officers will result in additional retention value due to the three year vesting period and accumulated distributions which will provide a retention feature and further alignment with long-term performance. In the view of the Compensation Committee and the Board, in aggregate the bonus awards made to the executive combined with their salaries result in levels of cash compensation that are competitive with respect to levels paid in the compensation comparator peer group and are consistent with the Fund's overall executive compensation philosophy.

Long-Term Incentives

In 2006, the Compensation Committee, with input from management and from independent compensation consultants, established long-term incentive targets as a percentage of salary for each executive ranging from 260% of salary for the CEO to 150% of salary for the Vice Presidents.

The Compensation Committee recommended, and the Board approved, levels of FVUP grants to the executive team for 2006 totalling $2,682,830 compared to $2,932,830 for 2005. The changes in the number of Incentive Plan grants made to the executive team in 2006 were the result of new target levels implemented in 2006. The individual Incentive Plan and FVUP awards provided to each Named Executive Officer and their relationship to the same awards granted in the two preceding years are outlined in the Summary Compensation Table located under the heading "-- Background and Summary Compensation Table" below. In the view of the Compensation Committee and the Board the long-term incentive awards made to the executives were appropriate relative to comparable awards paid in the compensation comparator peer group and are consistent with the Fund's overall executive compensation philosophy.

The Board of Directors conducts an annual performance review of the CEO including an assessment and consideration of leadership qualities, execution and results relative to the strategic plan agreed to with the Board of Directors. Based on a combination of the CEO assessment and given the strength of performance and the efforts of the executive, the board awarded an annual short-term incentive award totalling $500,000 to the CEO, representing 100% of his base salary, and a longer-term incentive award in the form of notional Restricted Units (payable on December 31, 2009) with an initial dollar value of $250,000, representing a further 50% of base salary. Base salary remained at $500,000 in 2006, based on an independent assessment of salary for CEO's in the compensation comparative peer group oil and gas companies, and the CEO received the option to utilize the services of a financial advisor at the expense of the Fund. Grants to the CEO under the Incentive Plan, the FVUP and grants of Restricted Units in 2006 were appropriate relative to comparable awards paid in the CEO's peer group and are consistent with the value to the Fund contributed by the CEO in 2006. Further, each of these awards of long-term incentives have significant retention value to the Fund and align the interests of the CEO to those of the Unitholders of the Fund.

In 2006 the Compensation Committee authorized the review of Enerplus' current long-term incentive programs to ensure it continues to align with its compensation philosophy. The services of an independent compensation consultant were retained to assist with the process. Among other things, consideration is being given to replacing the FVUP with an alternative plan, to be named the "Executive Performance Trust Unit Plan" (the "PTU Plan"). As is the case with the FVUP, the PTU Plan would reward participants on the basis of the Fund's performance over a three year period. The actual level of compensation paid out in a particular year pursuant to the PTU Plan will depend entirely on the Fund's "total return" over that three year period relative to a peer group of a minimum of 12 oil and gas trusts or other entities in existence at the time of grant, including the Fund, having their head office in Canada and at least 25% of their operating revenues derived from conventional oil and gas operations in North America. As a result, the actual payments made to Enerplus' executives pursuant to the PTU Plan may be greater or less than the notional target value of the "units" awarded to the executives at the time of grant.

The "total return" over a three calendar year period will be calculated by dividing the total of the cash distributions received during the three years plus the total Trust Unit price appreciation (or depreciation) during the period by the Trust Unit price at the beginning of the relevant three year performance period, using the ten day weighted average trading price in each case. The "relative performance" will be measured as the Fund's ranking, by way of "total return" over the period as described above, in relation to the above-described peer group, and a payment factor ranging from 0.0 (for relative performance less than the 35th percentile) to 2.00 (for relative performance in at least the 75th percentile) will then be applied to the initial grant value to determine the amount paid out upon vesting.

Once a three year performance period has been completed, the compensation payable pursuant to the applicable grant is calculated, and the amount vests and is paid to the executive on January 15 of the following year, provided the executive is still actively employed by Enerplus on the payment date. The PTU Plan provides for acceleration of payments to an executive if he or she is terminated without just cause or the executive terminates his or her employment with Enerplus following a change of control of the Fund and the occurrence of certain events (as described under "-- Executive Employment Agreements" below). As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment with Unitholders, the executive may choose to receive all or a portion of their PTU Plan payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times the number of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment. Any Trust Units paid pursuant to the PTU Plan will be purchased on the TSX and will not be issued from treasury.

Summary

In summary, a principal objective of the Compensation Committee is to administer an executive compensation plan that provides a competitive base salary together with short and long-term performance based incentives that align with the performance of the Fund and that incent executives to act in the best interests of Unitholders. It is the view of the Committee and of the Board that the compensation granted to the Fund's executive team in 2006 was consistent with the desired objectives. The industry in which the Fund operates has highly competitive compensation practices and it is a significant challenge to attract and retain qualified senior executives. One of the competitive advantages of the Fund is that it possesses a highly skilled and effective senior management team, which has historically experienced very little unplanned turnover.

Submitted on behalf of the Compensation & Human Resources Committee:

"Glen D. Roane" (Chairman)
"Edwin V. Dodge"
"Robert L. Normand"

Background and Summary Compensation Table

Outlined below is a description of the compensation earned in the last three fiscal years by the President & Chief Executive Officer and the Senior Vice President & Chief Financial Officer of EnerMark, together with the three other senior executive officers of EnerMark who received the highest salary and bonus from Enerplus in 2006 (collectively, the "Named Executive Officers").

Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Trust Units under Rights Granted(3) (# / $)	Trust Units Subject to Resale Restrictions(4) ($)	LTIP Awards(5) ($)	LTIP Payouts(6) ($)	All Other(7) Compensation ($)	Total(8) Compensation ($)
Gordon J. Kerr President & Chief Executive Officer	2006 2005 2004	500,000 450,000 387,500	500,000 500,000 600,000	30,503 30,100 26,355	60,000/393,423 40,000/225,794 40,000/123,560	250,000 650,000 N/A	650,000 875,000 218,450	1,205,151 1,095,851 N/A	117,374 42,570 436,908	2,441,300 2,773,464 1,792,773
Robert J. Waters Senior Vice President & Chief Financial Officer	2006 2005 2004	283,000 265,980 245,960	300,000 335,000 285,000	25,937 25,994 23,921	30,000/196,712 30,000/169,345 30,000/92,670	100,000 325,000 N/A	345,000 345,000 131,450	724,909 659,146 N/A	63,985 25,385 225,462	1,314,634 1,491,704 1,004,463
Garry A. Tanner Executive Vice President & Chief Operating Officer	2006 2005 2004	346,000 313,938 291,875	375,000 500,000 350,000	25,746 24,715 23,849	37,500/245,889 30,000/169,345 30,000/92,670	125,000 425,000 N/A	407,500 489,000 131,450	724,909 659,146 N/A	80,060 281,942 277,075	1,605,195 2,203,940 1,116,919
Ian C. Dundas Senior Vice President, Business Development	2006 2005 2004	275,000 245,000 217,500	300,000 400,000 275,000	23,632 24,453 20,813	30,000/196,712 30,000/169,345 50,000/155,679	100,000 350,000 N/A	345,000 325,000 131,450	724,909 659,146 N/A	64,819 23,707 394,526	1,305,163 1,537,505 1,194,968
Larry P. Hammond(9) Vice President, Operations	2006 2005 2004	225,000 93,675 N/A	280,000 76,000 N/A	20,622 9,882 N/A	15,000/98,356 30,000/148,670 N/A	60,000 Nil N/A	157,500 120,000 N/A	Nil Nil N/A	252,536 17,634 N/A	1,094,014 465,861 N/A

Notes:
(1)
This column reflects only the cash component of the bonus award. In each of 2006 and 2005, a portion of the bonus to certain Named Executive Officers was paid in the form of notional restricted Trust Unit awards (see "-- Restricted Trust Unit Awards" below) which is reflected in the column entitled "Units Subject to Resale Restrictions". With respect to Mr. Hammond, the amount for 2006 includes $100,000 relating to a retention bonus payment made in connection with his appointment as a new officer of Enerplus in July 2005.

(2)	The amounts in this column relate to car allowances, parking payments, health and wellness benefits paid under a Flexible Spending Account and club membership dues.
(3)
The dollar values disclosed have been calculated using a modified binomial lattice option pricing model that considers both the original and downward-adjusted exercise prices applicable to Incentive Rights in each applicable year as defined and described below under "-- Trust Units Rights Incentive Plan". The actual value realized upon the future exercise of such Incentive Rights may be greater or less than the amounts indicated.

(4)
The compensation in this column includes grants of notional restricted Trust Units made in 2006 and 2005 and a portion of the bonus earned by certain Named Executive Officer in each of 2006 and 2005 that has been paid in the form of notional restricted Trust Units. For additional information on the date of vesting, the value (as of December 31, 2006) and the treatment of monthly distributions paid on outstanding notional restricted Trust Units, see "-- Restricted Trust Unit Awards" below.

(5)
The compensation in this column represents the targeted dollar amount of the awards made to the Named Executive Officer in the applicable year pursuant to Enerplus' Executive Full Value Unit Plan. See "-- Long-Term Incentive Plan" below.

(6)
These payments represent payouts of a grant made to certain of the Named Executive Officers in 2003 pursuant to Enerplus' Executive Full Value Unit Plan and were made in the form of Trust Units purchased by Enerplus on the TSX during December of the applicable year. See "-- Long-Term Incentive Plan" below.

(7)
The amounts in this column includes compensation paid to each of the Named Executive Officers pursuant to EnerMark's employee Trust Unit purchase plan and the amount of notional distributions accumulated in the applicable year on the notional restricted Trust Units granted to certain of the Named Executive Officers. With respect to Garry A. Tanner, the amount for 2005 includes $251,900 of additional performance-based incentive payments received in 2005. With respect to Ian C. Dundas, the amount for 2004 includes a payment for the value of certain stock options realized in his capacity as a director of an unrelated corporation, the value of which Mr. Dundas had previously relinquished to Enerplus. The amounts in this column for the 2004 fiscal year include retention bonuses earned by each of the Named Executive Officers in 2004 in connection with the termination of external management arrangements between Enerplus and Enerplus Global Energy Management Company in April 2003. With respect to Mr. Hammond, the amount for 2006 includes $212,432 of additional incentive payments of which $122,486 was used to purchase 1,983 Trust Units of the Fund on Mr. Hammond's behalf at an average purchase price of $61.77 per Trust Unit and $89,945 was paid in cash in order to provide for tax liabilities on the total payment: see "-- Employee Performance Incentive Plan" below.
(8)
The amounts in the "Total Compensation" column reflect the cumulative dollar amounts contained in all other columns in the Summary Compensation Table for each Named Executive Officer in the applicable year, except the amount in the "LTIP Payments" column, which refers to a payout in 2006 of an LTIP award granted in 2003, has not been included to avoid double-counting with the amount in the "LTIP Awards" column.

(9)	Mr. Hammond commenced employment with Enerplus on July 15, 2005.

Trust Unit Rights Incentive Plan

On June 21, 2001, following receipt of Unitholder approval, the Fund adopted a Trust Unit rights incentive plan (the "Incentive Plan") pursuant to which rights to acquire Trust Units (the "Incentive Rights") may be granted to the directors, officers, employees and service providers of Enerplus. The Incentive Plan was amended in both 2003 and 2005 and those amendments were approved by the Fund's Unitholders at the 2003 and 2005 annual general and special meetings of Unitholders, respectively. The purpose of the Incentive Plan is to provide effective long-term incentives to the recipients of Incentive Rights and reward them on the basis of the long-term trading price and distributions paid on the Trust Units, which reflect the total return to the Fund's Unitholders. The Incentive Plan is currently the only securities based compensation arrangement pursuant to which securities may be issued from treasury of the Fund that has been adopted by Enerplus. The material terms of the existing Incentive Plan are described below.

The Incentive Plan permits the Board of Directors to issue Incentive Rights to any director, officer, employee or service provider of Enerplus as the Board of Directors may determine, provided that, in the case of a service provider, such service provider has been engaged by Enerplus to provide services for an initial, renewable or extended period of twelve months or more and provides such services on an ongoing basis throughout the term of the Incentive Right. The Incentive Plan provides that, at all times, 5% of the issued and outstanding Trust Units (on a non-diluted basis) will be reserved and available for issuance upon the exercise of Incentive Rights. This 5% maximum is an "evergreen" provision whereby a number of Trust Units equivalent to the number of Incentive Rights that have been exercised, terminated, cancelled or expired are immediately re-reserved for issuance under the Incentive Plan and available for future issuances. As of March 8, 2007, there were 3,035,097 Incentive Rights outstanding, representing 2.5% of the 123,362,345 issued and outstanding Trust Units on that date, leaving 3,133,020 Trust Units (representing 2.5% of the issued and outstanding Trust Units on that date) reserved and available for issuance upon the exercise of Incentive Rights that may be granted in the future.

The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon exercise of such Incentive Rights) that any one person and that insiders of the Fund as a whole may receive under Incentive Plan, together with any other securities based compensation arrangement, is 5% of the issued and outstanding Trust Units (on a non-diluted basis) at the date of the grant of the Incentive Right. The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon the exercise of such Incentive Rights) that may be reserved for issuance to "outside" or non-management directors of Enerplus under the Incentive Plan, together with any other securities based compensation arrangement, is 0.25% of the issued and outstanding Trust Units (on a non-diluted basis) at the time of the grant. No Incentive Rights have been granted to the independent, non-management directors of EnerMark since June 6, 2003.

The original exercise price of the Incentive Rights at the time of grant must be no less than the closing price of the Trust Units on the TSX on the last business day prior to the approval of the granting of the Incentive Right by the Board of Directors. However, for Incentive Rights granted prior to April 23, 2003, the original exercise price either will automatically be adjusted downwards (in the case of holders of Incentive Rights who are not directors or officers of Enerplus) or adjusted downwards at the election of the holder (in the case of a holder who is a director or officer of Enerplus). For Incentive Rights granted after April 23, 2003, the original exercise price will be adjusted downward at the election of the holder. As a result of certain U.S. tax rules, the exercise price of Incentive Rights held by U.S. holders may not be adjusted downward. The downward adjustment occurs once the Fund's distributions to Unitholders exceed 10% of the net property, plant and equipment account on Enerplus' balance sheet, on a per unit basis, in a calendar year (adjusted as to 2.5% of the net property, plant and equipment, on a per unit basis, at the end of each calendar quarter), following which the exercise price of the Incentive Rights either may or will (as stated above) be reduced by a corresponding per unit amount. In certain circumstances, it is more advantageous to use the original exercise price rather than the downward-adjusted exercise price as using the downward-adjusted price may increase the tax rate applicable to the exercise of the Incentive Right.

Under the Incentive Plan, the Board of Directors has the power to determine the time at which an Incentive Right will expire and the time or times when Incentive Rights will vest and become exercisable. The Incentive Plan states that the period during which an Incentive Right is exercisable will generally expire at the end of the third calendar year following the year in which the Incentive Right has vested. Although not prescribed in the Incentive Plan, the Board of Directors has historically provided for gradual vesting periods for each grant of Incentive Rights, in proportions determined by the Board of Directors, with the first portion vesting on the date that is one year after the date of grant, another portion vesting on the second anniversary of the date of grant and a final portion vesting on the third anniversary of the date of grant. However, the Incentive Plan states that Incentive Rights issued to directors are not exercisable prior to one year after the date of grant.

An Incentive Right is personal to the grantee and is non-transferable and non-assignable. The Incentive Plan does not provide for or contemplate the provision of financial assistance to facilitate the exercise of Incentive Rights and the issuance of Trust Units. If the employment or appointment of an Incentive Rights holder with Enerplus is terminated by either party for any reason other than termination for cause or, generally, the voluntary resignation of the holder (in which cases the Incentive Rights expire immediately upon the holder ceasing to provide active services to Enerplus), the Incentive Rights held by such individual must be exercised within 90 days of the later of the date of notice of such termination or the date on which the holder ceased to actively provide services to Enerplus.

The Incentive Plan contains standard adjustment and anti-dilution provisions for changes in the capital structure of the Fund. If the Fund is merged into or amalgamated with any other entity, or the Fund sells all or substantially all of its assets, and as a result of such transactions the Unitholders would receive securities of another issuer in substitution for the Trust Units, the Incentive Rights would be modified so that the holder would receive that number of securities of the successor issuer that he or she would have received as a result of such merger, amalgamation or sale if the holder had exercised the Incentive Rights to purchase Trust Units immediately prior to the transaction. Additionally, if a take-over bid that is not exempt from the take-over bid requirements of the Securities Act (Alberta) is made for the Trust Units, holders of Incentive Rights have the right to immediately exercise all unexercised Incentive Rights held by such holder, whether vested or not at such time, in order to tender such Trust Units to the take-over bid. If such Trust Units are not tendered to or taken up under the bid, any Trust Units so acquired by the holder of the exercised Incentive Rights are deemed to be cancelled and returned to the Fund and the Incentive Rights and the consideration paid by the holder to exercise such Incentive Rights will be returned to the holder.

The Incentive Plan states that the Board of Directors may suspend or discontinue the Incentive Plan at any time and may not amend the Incentive Plan or an Incentive Right granted under the Incentive Plan without Unitholder approval except in respect of the following matters: (a) to correct a clerical or typographical error; (b) the vesting of Incentive Rights granted under the Plan; (c) the termination provisions of an Incentive Right granted pursuant to the Plan which does not entail an extension beyond the original expiry date of such Incentive Right; (d) to avoid inconsistency with, or to amend provisions that would subject a holder of Incentive Rights to unfavourable tax treatment under, the Income Tax Act (Canada) or other applicable tax laws; and (e) the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying Trust Units from the number reserved for issuance under the Incentive Plan.

The Incentive Plan (and any proposed future amendments to the Incentive Plan) is subject to such future approvals of the Unitholders and applicable stock exchanges as may be required by the terms of the Incentive Plan or applicable stock exchanges from time to time. As a result of implementing an "evergreen" 5% maximum number of Trust Units reserved for issuance under the Incentive Plan, the TSX requires that the approval of all unallocated Incentive Rights under the Incentive Plan to be sought by Enerplus every three years from a majority of Enerplus'

directors (as well as a majority of Enerplus' unrelated, non-management directors) and the Unitholders. Any amendment to the Incentive Plan is subject to the prior approval of the TSX and the NYSE, and no amendment to, or suspension or discontinuance of, the Incentive Plan may be made to the Incentive Plan or an Incentive Right granted under the Incentive Plan that would alter or impair any previously granted Incentive Rights, without the prior consent of the holder.

As of December 31, 2006 there were a total of 3,079,358 Incentive Rights outstanding at exercise prices ranging from $18.41 to $56.00 with a weighted average exercise price of $50.10 ($48.53 after giving effect to the downward adjustments to the exercise prices) and expiration dates ranging from December 31, 2007 to December 31, 2012. As of December 31, 2006, a total of 809,021 of these outstanding Incentive Rights were exercisable, with an average exercise price of $43.04 ($39.81 after giving effect to the downward adjustments to the exercise prices). For additional information regarding the Incentive Plan and outstanding Incentive Rights as at December 31, 2006, see Note 8(b) to the Fund's audited consolidated financial statements for the year ended December 31, 2006.

A summary of the Incentive Rights granted to the Named Executive Officers pursuant to the Incentive Plan during the most recently completed financial year is contained in the following table.

Trust Unit Incentive Rights Granted During the Most Recently Completed Financial Year

Name	Trust Units Under Incentive Rights Granted	% of Total Incentive Rights Granted to Employees in Financial Year	Exercise Price ($ / Trust Unit)(1)	Market Value of Trust Units Underlying Incentive Rights on the Date of Grant ($/Trust Unit)	Expiration Dates(2)
Gordon J. Kerr	60,000	4.07%	$54.21	$54.21	December 31, 2010 to December 31, 2012
Robert J. Waters	30,000	2.04%	$54.21	$54.21	December 31, 2010 to December 31, 2012
Garry A. Tanner	37,500	2.55%	$54.21	$54.21	December 31, 2010 to December 31, 2012
Ian C. Dundas	30,000	2.04%	$54.21	$54.21	December 31, 2010 to December 31, 2012
Larry P. Hammond	15,000	1.02%	$54.21	$54.21	December 31, 2010 to December 31, 2012

Notes:
(1)	Except as otherwise noted, the exercise price of the Incentive Rights has not been reduced in accordance with the Incentive Plan.
(2)
Except as otherwise noted, approximately one-third of the Incentive Rights are scheduled to vest on June 14, 2007 and expire on December 31, 2010, one-third of the Incentive Rights are scheduled to vest on June 14, 2008 and expire on December 31, 2011, and one-third of the Incentive Rights are scheduled to vest on June 14, 2009 and expire on December 31, 2012.

The following table sets out for the Named Executive Officers (i) the value of all Incentive Rights exercised during the financial year ended December 31, 2006, calculated as the difference between the closing price of the Trust Units on the TSX on the date of exercise and the exercise price of the Incentive Rights at the time of exercise, and (ii) the number and value of unexercised Incentive Rights as at December 31, 2006 calculated as the difference between the $50.68 closing price of the Trust Units on the TSX on December 31, 2006 and the exercise price of the Incentive Rights at December 31, 2006 (assuming the holder of the Incentive Rights has elected to utilize the downward-adjusted exercise price).

Aggregated Trust Unit Incentive Rights Exercised
During the Most Recently Completed Financial Year
and Financial Year-End Value of Incentive Rights

Name	Trust Units Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Incentive Rights at Year-End (Exercisable / Unexercisable) (#)	Value of Unexercised in-the-Money Incentive Rights at Year-End (Exercisable / Unexercisable) ($)
Gordon J. Kerr	31,400	869,506	48,600 / 99,600	511,658 / 169,620
Robert J. Waters	23,000	683,421	37,000 / 59,700	390,811 / 127,215
Garry A. Tanner	32,900	838,873	32,200 / 67,200	363,649 / 127,215
Ian C. Dundas	40,000	916,747	33,300 / 63,100	343,101 / 178,793
Larry P. Hammond	Nil	Nil	15,000 / 30,000	42,450 / 42,450

Long-Term Incentive Plan

Enerplus has implemented a long-term incentive plan for its executive officers, entitled the "Executive Full Value Unit Plan" (the "FVUP"). This plan is intended to further align the long-term interests of the executive officers of Enerplus with those of the Unitholders by rewarding participants on the basis of the Fund's performance over a three year period. The actual level of compensation paid out in a particular year pursuant to the FVUP will depend entirely on the "total return" realized on Enerplus' Trust Units over a trailing three calendar year period and the "relative performance" of the Fund to a peer group over that same period, with each given an equal weighting. As a result, the actual payments made to Enerplus' executives pursuant to the FVUP may be greater or less than the notional target value of the "units" awarded to the executives at the time of grant.

The "total return" over a three calendar year period is calculated by dividing the total of the cash distributions received during the three years plus the total Trust Unit price appreciation (or depreciation) during the period by the Trust Unit price at the beginning of the relevant three year performance period, using the ten day weighted average trading price in each case. The "relative performance" is measured as the Fund's ranking, by way of "total return" over the period as described above, in relation to a peer group of, generally and subject to the discretion of the Board of Directors, the eight largest (determined on the basis of market capitalization) conventional oil and gas income or royalty trusts at the time of grant, including the Fund, having their head office on Canada and at least 75% of their operating revenues derived from conventional oil and gas operations in North America.

Once a three year performance period has been completed, the compensation payable pursuant to the applicable grant is calculated, and the amount vests and is paid to the executive on December 31 of the following year, provided the executive is still actively employed by Enerplus on the payment date. The FVUP provides for acceleration of payments to an executive if he or she is terminated without just cause or the executive terminates his or her employment with Enerplus following a change of control of the Fund and the occurrence of certain events (as described under "Executive Employment Agreements" below). As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times the number of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment. Any Trust Units paid pursuant to the FVUP will be purchased on the TSX and will not be issued from treasury.

Two separate grants of awards made under the FVUP in 2003, which had performance periods of January 1, 2002 to December 31, 2004 and January 1, 2003 to December 31, 2005, respectively, were paid on

December 31, 2005 and December 31, 2006, respectively: see the "LTIP Payouts" column in the "Summary Compensation Table" above. The following table sets out for the Named Executive Offices the number and estimated value of all outstanding Full Value Units granted to the Named Executive Officers as of December 31, 2006, including these awards made in 2006:

Long-Term Incentive Plan - Awards in Most Recently Completed Financial Year-End and
Outstanding Long-Term Incentive Plan Awards at Financial Year-End

Name	Year of Grant	End of 3 Year Performance Period	Period Until Maturation or Payout	Full Value Units(1) (#)	Award(2) ($)	Estimated Future Payout(3) ($)
Gordon J. Kerr	2006 2005 2004	December 31, 2008 December 31, 2007 December 31, 2006	December 31, 2009 December 31, 2008 December 31, 2007	11,412 20,143 5,631	650,000 875,000 218,450	775,983 1,933,460 561,863
Robert J. Waters	2006 2005 2004	December 31, 2008 December 31, 2007 December 31, 2006	December 31, 2009 December 31, 2008 December 31, 2007	6,057 7,942 3,387	345,000 345,000 131,450	411,868 762,336 337,956
Garry A. Tanner	2006 2005 2004	December 31, 2008 December 31, 2007 December 31, 2006	December 31, 2009 December 31, 2008 December 31, 2007	7,154 11,257 3,387	407,500 489,000 131,450	486,482 1,080,528 337,956
Ian C. Dundas	2006 2005 2004	December 31, 2008 December 31, 2007 December 31, 2006	December 31, 2009 December 31, 2008 December 31, 2007	6,057 7,482 3,387	345,000 325,000 131,450	411,868 718,142 337,956
Larry P. Hammond	2006 2005 2004	December 31, 2008 December 31, 2007 December 31, 2006	December 31, 2009 December 31, 2008 December 31, 2007	2,765 2,762 N/A	157,500 120,000 N/A	188,027 265,160 N/A

Notes:
(1)
The number of Full Value Units awarded is based on a targeted dollar amount divided by the weighted average trading price of the Trust Units on the TSX for the ten days prior to the commencement of the applicable performance period, being $56.96 for the last ten trading days of 2005 for grants made in 2006, $43.44 for grants made in 2005 and $38.81 for grants made in 2004.

(2)
The dollar amounts of the awards represent a percentage of each Named Executive Officer's salary for grants made in 2005 and 2006 and target dollar amounts for grants made in 2004. Such amounts do not include the potential 25% increase if the Named Executive Officer elects to receive payment in Trust Units.

(3)
The estimated future payouts for grants having a payment date of December 31, 2007 represent the actual amounts to be paid based on final calculations as of December 31, 2006, the end of the applicable three year performance period. The estimated future payouts for grants having payment dates of December 31, 2008 and 2009 represent Enerplus' estimate, as at December 31, 2006, of the future payout amount of such awards assuming certain calculations and comparisons made as of December 31, 2006 continue to be in effect for the remainder of the three year performance period applicable to each applicable outstanding grant. The estimated future payouts do not include the potential 25% increase if the Named Executive Officer elects to receive payment in Trust Units. With the exception of the grant to be paid on December 31, 2007, the actual amount ultimately paid to the Name Executive Officers in respect of such Full Value Units may be greater or less than the amounts indicated.

Restricted Trust Unit Awards

On October 13, 2005, the directors of EnerMark approved a grant of notional restricted Trust Units ("Restricted Units") to four of the Named Executive Officers, being Messrs. Kerr, Waters, Tanner and Dundas. The dollar value of these awards (being $400,000 for Mr. Kerr, $250,000 for each of Mr. Waters and Mr. Dundas and $300,000 for Mr. Tanner) is included on the amounts reported in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above. Based on a closing price per Trust Unit of $51.14 on the TSX on October 13, 2005, the awards resulted in 7,822 Restricted Units being granted to Mr. Kerr, 4,889 Restricted Units being granted to Mr. Waters and Mr. Dundas, and 5,866 Restricted Units being granted to Mr. Tanner. These

Restricted Units vest on December 31, 2007 and will be paid on or about that date through the delivery to the applicable Named Executive Officer of Trust Units purchased by Enerplus on the TSX prior to December 31, 2007.

On February 23, 2006, the directors of EnerMark determined that a portion of the 2005 bonus to be paid to four of the Named Executive Officers, being Messrs. Kerr, Waters, Tanner and Dundas, would be paid in the form of notional Restricted Units as follows: Mr. Kerr $250,000; Mr. Waters $75,000; Mr. Tanner $125,000; and Mr. Dundas $100,000. The dollar value of these awards is included in the amount reported in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above. Based on a TSX closing price per Trust Unit of $58.50 on February 23, 2006, the awards resulted in 4,274 Restricted Units being granted to Mr. Kerr, 1,282 Restricted Units being granted to Mr. Waters, 2,137 Restricted Units being granted to Mr. Tanner, and 1,709 Restricted Units being granted to Mr. Dundas. These notional Restricted Units vest on December 31, 2008 and will be paid on or about that date through the delivery to the applicable Named Executive Officer of Trust Units purchased by Enerplus on the TSX prior to December 31, 2008.

The monthly cash distributions that would have been paid on the notional Restricted Units from the date of their grant accumulate and will be paid in cash together with the corresponding Trust Units at the time of vesting.  The vesting of the notional Restricted Units may be accelerated upon the termination of a Named Executive Officer's employment in certain circumstances, including where the executive is terminated without just cause or where the executive terminates his or her employment with Enerplus within 90 days following a change of control of the Fund combined with the occurrence of certain events (as described under "Executive Employment Agreements" below).

The following table sets out for the Named Executive Officers the number and estimated value of all unvested and unpaid notional Restricted Units granted to the Named Executive Officers as of December 31, 2006:

Outstanding Notional Restricted Trust Units at Financial Year-End

Name	Date of Grant	Date of Vesting/Payment	Number of Outstanding Notional Restricted Trust Units (#)	Value of Trust Units at Date of Grant(1) ($)	Value of Trust Units at December 31, 2006(2) ($)	Aggregate Value of Notional Distributions as at December 31, 2006(3) ($)
Gordon J. Kerr	February 21, 2007 February 23, 2006 October 13, 2005	December 31, 2009 December 31, 2008 December 31, 2007	4,969 4,274 7,822	250,000 250,000 400,000	N/A 226,009 413,627	N/A 17,951 45,993
Robert J. Waters	February 21, 2007 February 23, 2006 October 13, 2005	December 31, 2009 December 31, 2008 December 31, 2007	1,988 1,282 4,889	100,000 75,000 250,000	N/A 67,792 258,530	N/A 5,384 28,747
Garry A. Tanner	February 21, 2007 February 23, 2006 October 13, 2005	December 31, 2009 December 31, 2008 December 31, 2007	2,485 2,137 5,866	125,000 125,000 300,000	N/A 113,005 310,194	N/A 8,975 34,492
Ian C. Dundas	February 21, 2007 February 23, 2006 October 13, 2005	December 31, 2009 December 31, 2008 December 31, 2007	1,988 1,709 4,889	100,000 100,000 250,000	N/A 90,372 258,530	N/A 7,178 28,747
Larry P. Hammond	February 21, 2007	December 31, 2008	1,193	60,000	N/A	N/A

Notes:
(1)
Based on the closing price per Trust Unit on the TSX of $51.14 on October 13, 2005, $58.49 on February 23, 2006 and $50.32 on February 21, 2007 for grants made on those respective dates. The aggregate value, as of the date of grant, of the notional Restricted Units granted on each of October 13, 2005 and February 23, 2006 is included for the 2005 fiscal year in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above. The aggregate value, as of the date of grant, of the notional Restricted Units granted on February 21, 2007 is included for the 2006 fiscal year in the column entitled "Units Subject to Resale Restrictions" in the Summary Compensation Table above.
(2)	Based on the closing price per Trust Unit of $50.68 on the TSX on December 29, 2006, the last trading day on the TSX in 2006.
(3)
The amount of notional monthly cash distributions on such notional Restricted Units accumulated in a particular fiscal year is included in the "All Other Compensation" column for the applicable year in the Summary Compensation Table above.

Employee Performance Incentive Plan

Enerplus has implemented a long-term incentive plan entitled the "Employee Performance Incentive Plan" ("EPIP") for the purpose of attracting executives and key employees to Enerplus. Under the EPIP, Mr. Hammond was granted 5,200 notional Trust Units ("EPIP Units") on July 15, 2005, the date on which he commenced employment with Enerplus, which had a deemed aggregate value of approximately $250,000 based on the weighted average trading price of $48.07 per Trust Unit for the ten trading days preceding the date of grant. One-half of the EPIP Units vested on June 30, 2006 with the other half to vest on June 30, 2007. Upon vesting, the grantee is paid an amount in cash equal to the number of EPIP Units vested multiplied by the weighted average trading price of the Trust Units for the ten trading days preceding the vesting date. The monthly cash distributions that would have been paid on the EPIP Units from the date of their grant accumulate and are paid in cash at the time that the corresponding EPIP Units vest. Additionally, if Mr. Hammond elected to receive any part of such payments in the form of Trust Units (to be purchased by Enerplus on the TSX and not issued from treasury), Mr. Hammond would be entitled to received an additional 0.25 times the number of Trust Units that would otherwise be paid to him, all of which must be held for a minimum period of one year.

As a result of the above grant, on June 30, 2006 a total of 2,600 EPIP Units vested and, after giving effect to the 25% increase as a result of Mr. Hammond's election to be paid in Trust Units and based on the then market price of $61.77 per Trust Unit, Mr. Hammond became entitled to a payment of $212,432, including a $11,624 payment for accumulated cash distributions on the vested EPIP Units. The amount of this payment has been included in the Summary Compensation Table above as part of Mr. Hammond's 2006 compensation in the column entitled "All Other Compensation".

The following table sets out the number and estimated value of all unvested and unpaid EPIP Units granted to Mr. Hammond as of December 31, 2006. No other Named Executive Officers have been granted any EPIP Units.

Outstanding EPIP Units at Financial Year-End

Name	Date of Grant	Date of Vesting and Payment	Number of Outstanding EPIP Units (#)	Value of EPIP Units at Date of Grant(1) ($)	Value of EPIP Units at December 31, 2006(2) ($)	Aggregate Value of Notional Distributions as at December 31, 2006(3) ($)
Larry P. Hammond	July 15, 2005	June 30, 2007	2,600	125,000	131,768	13,104

Notes:
(1)	Based on the ten day weighted average trading price of $48.07 per Trust Unit on the TSX prior to July 15, 2005.
(2)
Based on the closing price per Trust Unit of $50.68 on the TSX on December 29, 2006, the last trading day on the TSX in 2006. This value does not include the potential 25% increase if Mr. Hammond elects to receive payment in Trust Units.

(3)
The amount of notional monthly cash distributions on such notional EPIP Units accumulated in a particular fiscal year is included in the "All Other Compensation" column for the applicable year in the Summary Compensation Table above.

Executive Employment Agreements

Enerplus has entered into executive employment agreements with each of the Named Executive Officers, as well as other senior officers of EnerMark. The executive employment agreements have an indefinite term and provide for the salary and benefits to be paid to each Named Executive Officer, and also contain provisions that set out the payments to be made upon the termination of each executive's employment with Enerplus. If a Named Executive Officer terminates his or her employment with Enerplus within 90 days following a change of control of the Fund (as defined in the employment agreements) combined with the occurrence of certain events (including, among other things, a reduction in overall compensation, geographic relocation or reduction in responsibility, in each case without the consent of the executive), or is terminated without just cause, the executive will be entitled to certain payments, the amount of which are dependent on the executive's position, years of service with Enerplus and total compensation prior to termination. The President & Chief Executive Officer will be entitled to 24 to 30 months equivalent of his total compensation prior to such termination (depending on his years of service to Enerplus at the relevant time) and the remainder of the Named Executive Officers will be entitled to 18 to 24 months equivalent of his or her total compensation prior to such termination. In addition, the executive employment agreements clarify, together with the terms of the applicable plans, that all Incentive Rights under the Incentive Plan and payments under the Full Value Unit Plan (each as described above) will become immediately vested and payable to the Named Executive Officers in such circumstances.

Performance Graph

The following graph illustrates changes from December 31, 2001 to December 31, 2006 in cumulative total return to the Enerplus Unitholders, assuming an initial investment of $100 in Trust Units with all cash distributions reinvested, compared to the S&P/TSX Composite Index, the S&P/TSX Oil and Gas Exploration and Production Index and the S&P/TSX Capped Energy Trust Index, with all their respective dividends and distributions reinvested.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2006, the number of Trust Units (being the only current equity securities of the Fund) which are authorized for issuance with respect to compensation plans. For a description of the Fund's Trust Unit rights incentive plan, see "Executive Compensation - Trust Unit Rights Incentive Plan" above.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	3,079,358	$48.53	3,078,183
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	3,079,358	$48.53	3,078,183

INDEBTEDNESS OF DIRECTORS AND OFFICERS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate of the foregoing, has been indebted to Enerplus at any time since January 1, 2006. Enerplus has a policy of not providing financial assistance in the form of loans or guarantees to its directors and executive officers.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any material transaction with Enerplus since January 1, 2006 or in any proposed transaction that would materially affect Enerplus, except as otherwise disclosed in this Information Circular.

INTERESTS OF CERTAIN PERSONS AND
COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark or anyone who has held such offices since January 1, 2006, or any affiliate or associate of the foregoing, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting, except as otherwise disclosed in this Information Circular.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and senior management of Enerplus consider good corporate governance to be essential to the effective operation of the Fund. As part of the Fund's commitment to effective corporate governance, the Board of Directors, with the assistance of the Corporate Governance & Nominating Committee, monitors changes in legal requirements and best practices.

The Fund is subject to the corporate governance disclosure requirements adopted by the Canadian Securities Administrators in National Instrument 58-101 - Disclosure of Corporate Governance Practices (the "National Instrument") and the corporate governance guidelines adopted by the Canadian Securities Administrators in National Policy 58-201 - Corporate Governance Guidelines (the "National Policy"). In addition, the Fund is subject to certain of the corporate governance standards of the NYSE and to certain provisions of the U.S. Sarbanes-Oxley Act of 2002. As a foreign private issuer whose Trust Units are listed on the NYSE, Enerplus is required, pursuant to Section 303A.11 of the NYSE Listed Company Manual, to compare its corporate governance practices to the NYSE's corporate governance listing standards. Enerplus has reviewed the NYSE listing standards and confirms that its corporate governance practices do not differ significantly from such standards. As a foreign private issuer listed on the NYSE, Enerplus is not obligated to and does not have an internal audit function. Enerplus has devoted significant attention and resources to ensure that the Fund's system of corporate governance meets or exceeds applicable legal and stock exchange requirements.

Set out below is a description of certain corporate governance practices of the Fund, as required by the National Instrument. Unitholders are also directed to the Fund's Annual Report for the year ended December 31, 2006, which contains an additional overview of Enerplus' corporate governance practices, and to the Fund's website at www.enerplus.com.

Board of Directors

The National Policy recommends that boards of directors of reporting issuers be composed of a majority of independent directors. Eight of the nine directors of EnerMark have been determined to be independent based on information provided by individual directors and the completion of a questionnaire by each director that was reviewed by the Corporate Governance & Nominating Committee, and as a result the Board of Directors is composed of a majority of independent directors. The eight independent directors are Messrs. Martin (the Chairman of the Board), Dodge, Normand, Roane, Seth, West, Wheeler and Zorich. One director, Mr. Kerr, is the President & Chief Executive Officer of Enerplus, and as such is not independent. It is Enerplus' practice that the Chairman of the Board shall be an independent and unrelated director. In addition, only independent and unrelated directors shall serve on committees of the Board.

Any director who is an independent director and whose circumstances change such that he or she might be considered to be a non-independent director is required to promptly advise the Chairman of the Corporate Governance & Nominating Committee of that director's change in circumstances, and if deemed non-independent, to submit his or her resignation to the Chairman of the Board. The President & CEO shall be the only member of management and the only non-independent director on the Board of Directors.

The Fund has taken steps to ensure that adequate structures and processes are in place to permit the Board of Directors to function independently of management. One of the most noteworthy of those processes is the practice whereby independent directors regularly hold in camera sessions without management present.

Tenure

The Board does not favour term limits for directors but believes that it is important to monitor overall Board performance. Therefore, the Corporate Governance & Nominating Committee annually reviews each director's continuation on the Board. This practice allows that committee to ask each director to confirm his or her desire to continue as a member of the Board, and also allows the Corporate Governance & Nominating Committee an opportunity to review that director’s performance and suitability.

Retirement

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 75th birthday, unless the Corporate Governance & Nominating Committee has voted, on an annual basis, to waive or continue to waive, the mandatory retirement age of such person as a director.

Board Meetings

The Board of Directors meets a minimum of six times per year. Each scheduled board meeting is followed by an in camera discussion of the independent directors without the presence of management. Directors may assist in preparing the agenda for Board and committee meetings and receive a comprehensive package of information in advance of each meeting. Further, the Board attends an annual strategic planning session to review, amend or adopt long-term strategies and new corporate objectives for the upcoming year.

Director Service on Other Public Company Boards

Directors are required to advise the Chairman of the Corporate Governance & Nominating Committee before accepting an invitation to serve on the board of another public company. If the Corporate Governance & Nominating Committee determine a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the Corporate Governance & Nominating Committee's recommendation. These practices will also apply to executives of Enerplus who have been approached to sit as a director on a board of another, unrelated entity.

Director Compensation

The Corporate Governance & Nominating Committee annually reviews the compensation of the Board of Directors and is entitled to, and has retained a consultant to, assist in its review of Enerplus’ director compensation practices. The committee makes recommendations to the Board for consideration when it believes changes in compensation are warranted.

During their tenure, each of the directors is required to maintain ownership of a minimum of 3,000 of the Fund’s Trust Units within five years of their election to the Board. This requirement was imposed in order to align their interests with those of the Fund’s Unitholders. The members of the Board of Directors do not participate in any type of Trust Unit option plan of the Fund. Members of Enerplus' executive also have an obligation to maintain a minimum ownership in the Fund’s Trust Units. The President & CEO is required to maintain three times his annual salary in Trust Units, while other executives are required to hold two times or one times their annual salary in Trust Units, depending on their seniority.

Board and Committee Meeting Attendance

In fiscal 2006, the Board of Directors and its committees held the following number of meetings:

Board of Directors	10
Audit & Risk Management Committee	4
Compensation & Human Resources Committee	6
Corporate Governance & Nominating Committee	3
Environment, Health & Safety Committee	2
Reserves Committee	3

Information regarding the attendance of each of the directors at meetings of the Board of Directors and applicable committees since January 1, 2006 is contained in the information regarding each proposed nominee for election as a director of EnerMark under the heading "Matters to be Acted Upon at the Meeting - Nomination of Directors of EnerMark". Additionally, the names of all other public companies for which EnerMark's directors serve as directors (including the board committees on which EnerMark's directors serve for such entities) is also included under such heading.

Board Mandate and Charter

The Board of Directors is responsible for the overall stewardship of the Fund and its subsidiaries. The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board, the Chairman of the Board and the officers of Enerplus, all as more particularly described in the Board Charter adopted by the Board of Directors.

As set out in the Board Charter, the Board of Directors has established five committees to assist with its responsibilities: the Audit & Risk Management Committee; the Compensation & Human Resources Committee; the Corporate Governance & Nominating Committee; the Reserves Committee; and the Environment, Health & Safety Committee. Each committee has a charter defining its responsibilities. The Board of Directors does not have an executive committee.

The Board Charter is attached as Schedule A. The Board Charter, together with the Charters of each of the five committees of the Board, is also available on the Fund's website at www.enerplus.com, and printed copies are available for any Unitholder who requests them from Enerplus.

Position Descriptions and Chairman's Role and Responsibilities

The Board of Directors has developed written position descriptions for the Chairman of the Board of Directors and for the Chair of each committee of the Board of Directors. The Board of Directors and Chief Executive Officer have also developed a written position description for the Chief Executive Officer.

The Chairman of the Board is responsible for the management, development and effective leadership of the Board in the governance of the Fund. The Chairman's primary role is to provide leadership to the Board and its committees, including chairing meetings in a manner that facilitates open discussions and expressions of competing views, mediates any dissent within the Board and, where possible, achieves consensus among the directors. The Chairman is also responsible for, among other things, fostering ethical and independent decision making, providing a link between the Board and management and acting in an advisory capacity to the President & Chief Executive Officer in all matters concerning the interests and management of Enerplus.

Orientation and Continuing Education

Responsibility for reviewing and monitoring the orientation programs for new directors is assigned to the Corporate Governance & Nominating Committee. In this regard, the Corporate Governance & Nominating Committee ensures each new director receives an orientation, supplemented with adequate orientation materials. Various members of Enerplus' executive management review with each new member certain information and materials regarding the Fund and its subsidiaries, including the role of the Board of Directors and its committees, and the legal obligations of a director of EnerMark.

The Corporate Governance & Nominating Committee, in conjunction with the Chairman of the Board, is responsible for arranging continuing education for directors in order to ensure that directors maintain the skill and knowledge necessary to meet their obligations as directors. Directors are encouraged to participate in continuing education programs of their choosing so that they may increase their knowledge and skills as directors.

Ethical Business Conduct

The Board of Directors has adopted a written Code of Business Conduct and Ethics (the "Code") applicable to all directors, officers, employees and consultants of Enerplus. The Code sets out in detail the core values and the principles by which the Fund is governed and addresses topics such as: honest and ethical conduct and conflicts of interest; compliance with applicable laws and company policies and procedures; public disclosure and books and records; use of corporate assets and opportunities; confidentiality of corporate information; reporting responsibilities and procedures; and non-retaliation.

The Code is available on the Fund's website at www.enerplus.com and was filed on March 2, 2006 as a "Security holders document" on the Fund's SEDAR profile at www.sedar.com and on Form 6-K on EDGAR at www.sec.gov. No material change report has been filed by the Fund since January 1, 2006 pertaining to the conduct of any director or executive officer of Enerplus that constitutes a departure from the Code.

The Board of Directors and the Audit & Risk Management Committee have established a Whistleblower Policy to encourage employees, officers and directors to raise concerns regarding matters covered by the Code (including accounting, internal controls or auditing matters). Pursuant to the Whistleblower Policy, anyone may contact the Chairman of the Audit & Risk Management Committee, the President & Chief Executive Officer, the Vice President, General Counsel or the human resources department and report a contravention of the Code on a confidential basis free from discrimination, retaliation or harassment. A copy of the Whistleblower Policy is available on the Fund's website at www.enerplus.com.

In addition, in order to ensure independent judgment in considering transactions and agreements in which a director or officer of Enerplus has a material interest, all related party transactions and any payments arising from such transactions are approved by the independent directors. No such transactions or payments occurred in the past year. Furthermore, Enerplus has a policy of not providing financial assistance in the form of loans or guarantees to its directors and executive officers.

Committees of the Board

The Board discharges its responsibilities either acting on its own behalf or through one of its Board committees. Committees of the Board operate in accordance with a Board approved written mandate outlining its duties and responsibilities. The following is a discussion regarding the assignment and rotation of committee chairs and a general review of each of the Board committees and their respective functions:

Rotation of Committee Assignments and Chairs

Committee assignments and the designation of committee chairs should be based on each director's knowledge, interests and areas of expertise. The Board favours rotation of committee assignments or chairs, where practicable, to broaden the exposure of individual directors and introduce new perspectives to the Board committees. However, the Board believes experience and continuity are more important than rotation. Committee members and chairs may be rotated in response to changes in membership of the Board and in all cases should be rotated only if rotation is likely to increase committee performance.

Corporate Governance & Nominating Committee

The Corporate Governance & Nominating Committee is comprised of Messrs. Zorich (as Chairman), Dodge and Seth, all of whom are independent. The Corporate Governance & Nominating Committee is responsible for, among other things, identifying and evaluating director candidates to the Board of Directors and recommending nominees for the Board of Directors. In addition, this Committee is responsible for:

•	assessing and making recommendations to the Board as to the size, appropriate skills and characteristics required of Board members;
•	recommending nominees for election or re-election to the Board;
•	reviewing annually each director's continuation on the Board;
•	conducting an annual self evaluation process of the Board and each of the directors;
•	conducting an annual evaluation process to assess the effectiveness of the President & Chief Executive Officer;
•	reviewing and monitoring the orientation of new directors;
•	regularly reviewing Enerplus' corporate governance practices and recommending to the Board any changes that the Committee deems necessary or advisable;
•	reviewing the Fund's annual disclosure of corporate governance practices; and
•	reviewing the Fund's corporate governance practices as an ongoing practice to ensure that procedures, charters, policies and protocols are conformed to.

Compensation & Human Resources Committee

The Compensation & Human Resources Committee is comprised of Messrs. Roane (as Chairman), Dodge and Normand, all of whom are independent. The Compensation & Human Resources Committee is responsible for, among other things, assisting the Board in fulfilling its duties regarding human resources, compensation matters and succession planning reviewing, including recommending the form and adequacy of compensation arrangements for Enerplus' directors and executive officers, having regard to associated risks and responsibilities. This committee's responsibilities also include:

•	assessing the performance of the Chief Executive Officer and senior management, with reference to corporate objectives;
•	recommending executive compensation policies, programs and awards to the Board for approval;
•
reviewing and approving the granting of Trust Unit Incentive Rights to officers and employees under the Trust Unit Rights Incentive Plan, entitlements under the Full Value Unit Plan and the grant of notional restricted Trust Units;

•	reviewing overall compensation programs to ensure competitiveness and employee retention; and
•	reviewing long-term succession plans for senior executive positions.

The Compensation & Human Resources Committee obtains executive compensation data from third party providers of compensation data in the oil and gas sector. During the year, Mercer Human Resource Consulting was retained by the Committee to provide advice regarding the compensation of Enerplus' directors and executive officers to ensure market competitive salaries.

Further information regarding the activities and recommendations of the Compensation & Human Resources Committee is provided under "Executive Compensation - Compensation & Human Resources Committee and Report on Executive Compensation".

Audit & Risk Management Committee

The Audit & Risk Management Committee is comprised of Messrs. Normand (as Chairman), Roane and Wheeler, all of whom are independent and financially literate for purposes of Multilateral Instrument 52-110 - Audit Committees, as well as pursuant to the Listing Standards of NYSE and U.S. federal securities legislation. The specific responsibilities, power and operation of the Audit & Risk Management Committee are set out in the Audit & Risk Management Committee Charter, a copy of which is on the Fund's website at www.enerplus.com, and is also included in the Fund's annual information form for the year ended December 31, 2006 which has been filed on SEDAR at www.sedar.com and which is included in the Fund's annual report on Form 40-F which has been filed on EDGAR at www.sec.gov. This committee is primarily responsible for the quality of the Fund's financial reporting and its general mandate is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	financial reporting and continuous disclosure of the Fund;
•	the Fund’s internal controls and policies, the certification process and compliance with regulatory requirements over financial matters;
•	evaluating and monitoring the performance and independence of the Fund’s external auditors; and
•	monitoring the manner in which the business risks of the Fund are being identified and managed.

For additional details regarding the Audit & Risk Management Committee's role and responsibilities, see the full text of the Committee's Charter in the Fund's annual information form as noted above.

Environment, Health & Safety Committee

The Environment, Health & Safety Committee is currently comprised of Messrs. West (as Chairman), Dodge and Zorich, all of whom are independent. The principal function of the Environment, Health & Safety Committee is to assist the Board in carrying its responsibilities with respect to the development and implementation of an effective environmental management system and to ensure that Enerplus' activities are conducted in an environmentally responsible manner, in addition to the following matters:

•	reviewing Enerplus' environment, health and safety ("EH&S") programs and policies;
•	reviewing management's performance related to EH&S matters;
•	reviewing significant external and internal EH&S reports on risk assessments, ongoing investigations and audits performed;
•	reviewing the status of significant remediation projects, developments and the environmental provisions;
•	ensuring that long range preventive programs are in place to limit future risks;
•	participating in annual visits to one of Enerplus' operating facilities;
•	receiving an annual compliance certificate from the Chief Operating Officer; and
•	generally ensuring the integrity of Enerplus' EH&S programs and policies.

Reserves Committee

The Reserves Committee is currently comprised of Messrs. Wheeler (as Chairman), Seth and West. The principal function of the Committee is to assist the Board in carrying out its responsibilities with respect to annual and interim reviews of Enerplus' oil and natural gas reserves. This committee's responsibilities also include:

•	assessing the work of the independent reserves evaluators annually;
•	recommending to the Board the engagement of the independent reserves evaluator;
•	reviewing Enerplus' procedures relating to the disclosure of information with respect to our reserves;
•	reviewing the scope of the annual review of the reserves by the independent reserves evaluator, including findings and any disagreements with management;
•	meeting independent of management with the reserves evaluator;
•	determining whether any restrictions affect the ability of the reserves evaluator in reporting on Enerplus' reserves data;
•	receiving, annually, a signed reserves evaluator's report and a certificate of compliance and due diligence from management; and
•	approving the year-end reserves evaluation.

Assessments

The Corporate Governance & Nominating Committee is responsible for assessing the effectiveness of the Board as a whole and the committees of the Board. Each director is required to complete, on an annual basis, a written evaluation with respect to: (i) the performance of the Board of Directors; (ii) the performance of committees; and (iii) the contributions of other directors to the Board of Directors and its committees. The Corporate Governance & Nominating Committee reviews the evaluations with the Chairman. The results of the evaluations are summarized and presented to the full Board of Directors. In addition, the Chairman, as appropriate, may review with a director that director's peer evaluation findings.

ADDITIONAL INFORMATION

Enerplus regularly files quarterly and annual financial statements, as well as material change reports, management's discussion and analysis ("MD&A") and other important information with the securities commissions or similar authorities in each of the provinces of Canada and with the U.S. Securities and Exchange Commission. Financial information of the Fund is contained in the audited and consolidated comparative financial statements and MD&A of the Fund for the year ended December 31, 2006, which are included in the 2006 Annual Report of the Fund provided to Unitholders who have requested such materials with this Information Circular. Copies of such documents are available on the internet on Enerplus' SEDAR profile at www.sedar.com, on EDGAR at www.sec.gov or on the Fund's website at www.enerplus.com, or may be obtained on request and without charge from the Corporate Secretary of EnerMark, 3000 The Dome Tower, 333-7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Telephone (403) 298-2200.

OTHER MATTERS

As of the date of this Information Circular, none of the directors or executive officers of EnerMark knows of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matter properly comes before the Meeting, however, the accompanying proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

NOTICE TO BENEFICIAL UNITHOLDERS

These securityholder materials are being sent to both registered and non-registered owners of the Trust Units. If you are a non-registered owner, and the Fund or its agent has sent these materials directly to you, your name and address and information about your holdings of Trust Units, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Fund (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

DIRECTORS' APPROVAL

The contents and sending of this Information Circular have been approved by the directors of EnerMark.

"David A. McCoy"

David A. McCoy
Vice President, General Counsel & Corporate Secretary
EnerMark Inc.

SCHEDULE "A"

MANDATE OF THE BOARD OF DIRECTORS OF ENERMARK INC.

The primary responsibility of the board of directors is to supervise the management of EnerMark Inc. (the "Corporation") to ensure the long-term success of the Corporation and Enerplus Resources Fund (the "Fund") and to maximize Unitholder value. Any responsibility which has not been delegated to management remains with the board of directors of the Corporation (the "Board").

COMPOSITION

The Board shall be composed of a minimum of seven directors and a maximum of eleven directors. Except as set out in the By-Laws of the Corporation and the Trust Indenture of the Fund, Board members will be elected at the annual meeting of the Unitholders and will serve until their successors are duly appointed. A majority of the directors will be independent. All members of the Board shall have the skills and abilities required to carry out their duties and responsibilities in the most effective manner. The Board shall endeavour to always have the right mix of experience and competencies to discharge its responsibilities.

MEETINGS

The Board shall meet at least six times yearly, and as deemed necessary in order to carry out its duties effectively. The Board shall also retain independent advice, if necessary.

The Board shall participate in the annual visit of one of the Corporation’s key operating and/or capital project areas. Visits are conducted on a rotating basis to ensure the directors are informed and educated about all of the Corporation's core operations in the various business units. Directors are encouraged to meet and question field staff and ensure, first hand, that all environmental, health and safety regulations are being observed and that appropriate procedures are in place to safeguard both the Corporation's employees and agents as well as its assets.

DUTIES AND RESPONSIBILITIES

The Board is charged with the overall stewardship of the Fund and manages or supervises the business of the Fund and its management. The Board's responsibilities include:

1.        Management Selection, Retention and Succession

•	Select, appoint and if necessary terminate the CEO
•	Approve the list of directors standing for election, as recommended by the Corporate Governance & Nominating Committee
•	Review its charter annually and recommend changes to the Board when necessary
•	Annually appoint directors to the following committees:
–	the Audit & Risk Management Committee
–	the Corporate Governance & Nominating Committee
–	the Compensation & Human Resources Committee
–	the Reserves Committee
–	the Environment, Health & Safety Committee
and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board
•
At the Board's discretion, appoint any other Board committees that the Board decides are needed and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board

•	Approve compensation and compensation programs for senior management, as recommended by the Compensation & Human Resources Committee
•	Assess the CEO against corporate objectives approved by the Board

A - 1

•	Assess, annually, the effectiveness and the performance of the Board, committees and directors in fulfilling their responsibilities
•	Approve director's compensation, as recommended by the Compensation & Human Resources Committee

2.        Strategy

•	Review and approve the corporate objectives developed by the CEO
•	Review, adopt and monitor the Fund's strategic planning process
•	Monitor the Corporation's performance in light of the approved strategic planning process
•	Adopt, annually, a strategic planning process to maximize Unitholder value

3. Corporate Ethics and Integrity

•	Review and monitor the Corporation's Code of Business Conduct and disclose any waivers of the code for officers and directors
•	Review and respond to potential conflict of interest situations
•	Ensure policies and processes are in place for the identification of principal business risks and review and approve risk management strategies
•	Approve corporate policies and other corporate protocols and controls
•	Approve the Fund's policy on public disclosure
•	Review, annually, its mandate and amend as deemed necessary

4. Financial Responsibilities

•	Approve the annual audited financial statements of the Fund as recommended by the Audit & Risk Management Committee
•	Approve the quarterly interim financial statements of the Fund, as recommended by the Audit & Risk Management Committee
•	Recommend to the Unitholders the appointment of the Fund's external auditors, as recommended by the Audit & Risk Management Committee
•	Review and approve the Fund's operating budget
•	Review, as deemed necessary, approval authorities to the CEO and senior management
•	Approve financial commitments in excess of delegated approval authorities
•	Review and approve any material acquisitions, divestments and corporate reorganizations
•	Assess and approve any material securities offerings, financing or banking arrangements

TIMETABLE

The Board's work schedule will be as attached but may be amended, from time to time, by the Chairman of the Board.

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Enerplus Resources Fund
The Dome Tower
3000, 333 - 7th Avenue S.W.
Calgary, Alberta, Canada
T2P 2Z1

Telephone: (403) 298-2200
Toll Free Telephone: 1-800-319-6462
Fax: (403) 298-2211
www.enerplus.com